Exhibit 99.2

FOR IMMEDIATE RELEASE

Friday, July 23, 2004
9:00 AM CDT

BELO’S MONTHLY REVENUE AND STATISTICAL REPORT
JUNE 2004

     DALLAS — Belo Corp. (NYSE: BLC) issued today its statistical report for the month of June. Newspaper Group revenues decreased 2.0 percent for the month of June with a 3.1 percent decrease in advertising revenue, however, June 2004 included one less Sunday than June 2003. Adjusting for one less Sunday and including online revenue, Newspaper Group total revenue would have increased approximately 4.7 percent, with an increase of 3.1 percent at The Dallas Morning News, 4.8 percent at The Providence Journal, and 10.4 percent at The Press-Enterprise in Riverside. Television Group revenues increased 7.7 percent with an 8.5 percent increase in spot revenue. Political revenues were $1.9 million in June 2004 compared with $178,000 in June 2003.

June Newspaper Linage

     At The Dallas Morning News, total revenue decreased 3.5 percent in June with a 5.5 percent decrease in advertising revenue. Adjusting for one less Sunday and including online revenue, total revenue would have increased 3.1 percent. On a reported basis, retail full-run ROP revenue decreased 6.0 percent with increases in the computers and sporting goods categories negated by decreases in the department stores, furniture and grocery categories. Retail full-run ROP linage decreased 1.3 percent. Also on a reported basis, general full-run ROP revenue decreased 3.9 percent with the most significant decreases noted in the packaged goods and automotive categories. General full-run ROP volume decreased 5.6 percent. Classified revenue decreased 11.3 percent on a reported basis versus last year with a 7.9 percent decrease in volume. On a like-days basis and including online revenue, classified employment and real estate revenues increased 7.1 percent and 12.0 percent, respectively, while classified automotive revenue decreased 12.6 percent. On a reported basis, preprints copies decreased 9.0 percent versus last year.

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Belo Monthly Revenue and
Statistical Report June 2004
Page Two

     At The Providence Journal, total full-run ROP linage decreased 1.9 percent. Classified volume increased 15.2 percent while retail volume and general volume decreased 12.9 percent and 7.6 percent, respectively. Preprints copies decreased 10.4 percent versus last year.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. For more information, contact Carey Hendrickson, vice president/Investor Relations, at 214-977-6606. Additional information, including earnings releases, is available online at www.belo.com.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.

Belo
Monthly Revenue and Statistics
June 2004

Revenue:

(Dollars in thousands)

	June			YTD
	2004	2003	Change	2004	2003	Change
Total Television Group Revenue	58,433	54,241	7.7%	339,355	313,442	8.3%
Total Newspaper Group Revenue	63,133	64,427	-2.0%	379,681	358,322	6.0%

The Dallas Morning News

Linage (Note 1 & 2):

	June			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	5	(1)	26	26	-
FULL RUN ROP
(Measured in six-column SAU inches)
Retail	72,918	73,910	-1.3%	444,869	446,092	-0.3%
General	26,452	28,014	-5.6%	144,125	136,275	5.8%
Classified	119,582	129,797	-7.9%	700,666	740,640	-5.4%

TOTAL	218,952	231,721	-5.5%	1,289,660	1,323,007	-2.5%
PREPRINTS (In thousands of copies)	138,287	151,966	-9.0%	827,993	812,264	1.9%

Note 1: Certain amounts have been reclassified to conform to the current year presentation. In addition, preprints are stated in number of copies versus inches, as in 2003.

Note 2: Linage is for The Dallas Mornings News newspaper only. Linage for the Denton Record-Chronicle, al dia, and Quick is not included due to the difference in their circulation versus The Dallas Morning News.

Circulation (Note 3):

	Six-month period ended
	March 31,
	2004	2003	Change
Daily	528,379	533,567	-1.0%
Sunday	755,912	786,594	-3.9%

Note 3: ABC FAS-FAX circulation figures are the average for the six months ended March 31, 2004. Source: Internal Records

The Providence Journal

Linage (Note 1):

	June			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	5	(1)	26	26	-
FULL RUN ROP
(Measured in six-column SAU inches)
Retail	50,708	58,194	-12.9%	334,827	336,874	-0.6%
General	5,147	5,568	-7.6%	30,470	23,095	31.9%
Classified	45,018	39,071	15.2%	231,022	207,887	11.1%

TOTAL	100,873	102,833	-1.9%	596,319	567,856	5.0%
PREPRINTS (In thousands of copies)	35,642	39,783	-10.4%	219,483	218,916	0.3%

Note 1: Preprints are stated in number of copies versus inches, as in 2003.

Circulation (Note 2):

	Six-month period ended
	March 31,
	2004	2003	Change
Daily	166,460	165,628	0.5%
Sunday	234,147	233,591	0.2%

     Note 2: ABC FAS-FAX circulation figures are the average for the six months ended March 31, 2004.

     Source: Internal Records